Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT PURCHASES ADDITIONAL $30.5 MILLION OF TERM A LOANS

Philadelphia, PA — May 21, 2019 — Lannett Company, Inc. (NYSE: LCI) today announced that it completed the purchase of approximately $30.5 million, face value, of its Term A Loans in a private transaction.

“We are particularly pleased to use our strong cash position to continue to reduce our Term A Loans, which have a nearer term maturity than our Term B Loans,” said Tim Crew, chief executive officer of Lannett.  “With this transaction, we have substantially and strategically reduced our debt levels and future expected interest payments.  After closing this transaction, our outstanding Term Loan A balance now stands at approximately $168 million.  As we have said previously, we will continue to assess opportunities to further improve our capital structure.”

Crew noted that the company’s solid financial performance over the last three quarters contributed to its ability to purchase the Term A Loans prior to maturity.  In March 2019, the company completed the purchase of approximately $24 million principal amount of its Term A and Term B Loans in open market transactions, bringing the total purchases of its Term Loans to approximately $55 million over the last three months.  These amounts are in addition to the company’s required annual principal payments of approximately $67 million.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, further improving the company’s capital structure, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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